                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                              --------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          DEL GLOBAL TECHNOLOGIES CORP.
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             (Exact Name of Registrant as Specified in Its Charter)

        New York                                        13-1784308
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(State of Incorporation or Organization)    (I.R.S. Employer Identification no.)

One Commerce Park, Valhalla, New York                     10595
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(Address of Principal Executive Offices)               (Zip Code)

If   this   form   relates   to  the     If   this   form    relates    to   the
registration    of   a   class    of     registration  of a class of  securities
securities pursuant to Section 12(b)     pursuant   to  Section   12(g)  of  the
of the Exchange Act and is effective     Exchange Act and is effective  pursuant
pursuant   to  General   Instruction     to General  Instruction  A.(d),  please
A.(c),  please  check the  following     check the following box.  /X/
box.   / /

Securities Act registration statement file number to which this form relates:
        ----------------
         (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

       Title of Each Class                   Name of Each Exchange on Which Each
       to be so Registered                       Class is to be Registered
---------------------------------         --------------------------------------

              None

Securities to be registered pursuant to Section 12(g) of the Act:

           Warrants to Purchase Common Stock, $.10 par value per share
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                                (Title of Class)

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                                (Title of Class)

ITEM 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED.
         ------------------------------------------

          Del Global  Technologies  Corp. (the  "Company")  issued warrants (the
"Warrants")  to purchase the Company's  common  stock,  $.10 par value per share
(the  "Common  Stock")  in  settlement  of a  shareholder  lawsuit.  A  complete description  of the terms of the Warrants  are set forth in a Warrant  Agreement
(the "Warrant  Agreement") dated as of March 23, 2002 by and between the Company and  Mellon  Investor  Services  LLC (the  "Warrant  Agent"),  which is filed as
Exhibit 1 hereto  (the  "Warrant  Agreement").  The form of  certificate  of the
Warrants  (each,  a "Warrant  Certificate")  is attached as Exhibit 10.12 to the
Company's  Annual  Report on Form 10-K for the fiscal year ended  August 3, 2002 and is  incorporated  by reference  herein.  The  following  description  of the
Warrants  does not purport to be complete  and is  qualified  in its entirety by reference to such exhibits.

          Following the Company's November 2000 announcement that it would delay the filing of its Annual  Report on Form 10-K,  the  Company's  Common Stock was
delisted  from the Nasdaq  National  Market and the Company was the subject of a class  action  shareholder  litigation  entitled  MALEY,  ET AL.  V. DEL  GLOBAL
TECHNOLOGIES CORP., ET AL., as Civ. 8495 (S.D.N.Y.).  The lawsuit alleged, among other  things,  violation of the federal  securities  laws and sought to recover money damages.  The Company  settled the  shareholder  litigation on January 29,
2002. Under the terms of the settlement, the Company issued to the plaintiffs:

          o    a $2  million  global  subordinated  note  due  March  2007  with interest that accrues at 6% per annum;
          o    2.5 million shares of the Company's Common Stock; and
          o    1 million  Warrants to purchase the Company's  Common Stock at $2 per share.

          There are currently  1,000,000 Warrants  outstanding.  Each Warrant is exercisable  for one share of Common  Stock at an initial  strike price of $2.00 per share (the "Exercise  Price"),  at any time after the shares  underlying the
Warrants  are  registered  under the  Securities  Act of 1933,  as amended,  and qualified for sale under applicable state law, but not after March 28, 2008, the expiration date of the Warrants. The Exercise Price is payable, upon exercise of a Warrant, in United States currency,  by certified check or money order payable to the order of the Company.  The Warrants  may be exercised or  transferred  in whole or in part,  and upon any such  exercise or  transfer,  the  warrantholder shall be entitled to receive a new warrant certificate representing the Warrants which have not been  exercised  or  transferred.  No  fractional  shares will be issued upon the exercise of the  Warrants;  as to any final  fraction of a share which the  warrantholder  would  otherwise  be entitled  to  purchase  upon such exercise, the Company shall pay the cash value thereof determined as provided in the Warrant Agreement.

          If the Common Stock trades at or above $4.00 per share for a period of ten (10) consecutive days, the Company has the right to repurchase the Warrants, in whole or in part,  at a price of $0.25 per share.  In such case,  the Company may exercise that right at any time thereafter by giving notice,  or causing the
Warrant Agent to give notice, to the warrantholders that they have a thirty (30)
day period to exercise their  warrants,  failing which the Company will purchase

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the  Warrants.  If the  Warrants  are so  purchased,  the right to exercise  the
Warrant shall be forfeited as of the date of such purchase.

          The  number  of  shares of Common  Stock  that may be  purchased  upon
exercise  of the  Warrants  is   subject to  adjustment  if the  Company  pays a
dividend to  shareholders  or subdivides or combines its  outstanding  shares of
Common Stock.

          In case of (i) any capital reorganization,  consolidation or merger of the Company  (other  than those in the  previous  paragraph,  and other than the consolidation or merger of the Company with or into another corporation in which the  Company  is the  continuing  corporation  and which  does not result in any reclassification  of the outstanding shares of Common Stock into shares of other stock or other securities for property), or (ii) the sale of the property of the
Company as an entirety or substantially as an entirety, all outstanding Warrants which have not been exercised (or otherwise expired or been terminated) prior to the closing of any such  transaction  shall be deemed to have been exercised and converted  immediately  prior to the  closing  and the  warrantholders  shall be entitled to receive the kind and amount of  consideration  receivable by holders of the  Company's  Common Stock less the Exercise  Price of the Warrants  deemed exercised.  Additionally,  in the  event  of the  sale or  conveyance  or  other transfer of all or  substantially  all of the assets of the Company as part of a plan of  liquidation  of the Company,  all rights to exercise any Warrant  shall terminate  thirty  (30) days  after the  Company  gives  written  notice to each
warrantholder   that  such  sale  or  conveyance  or  other  transfer  has  been consummated.

          Prior to the exercise of any Warrant,  the warrantholder  shall not be entitled  to any rights of a  stockholder  of the  Company,  including,  without limitation, the right to vote, to receive dividends and other distributions,  or to  attend or  receive  any  notice of  meetings  of  stockholders  or any other proceedings of the Company.

          The Company shall give notice to the  warrantholders in the event that the  Company  proposes  to do any of the  following:  (i) pay a dividend  to the holders of Common Stock  (other than  regularly  scheduled  cash  dividends  not greater than the most recent such cash dividend); (ii) issue rights, warrants or
other   securities   to  bill   holders  of  Common   Stock;   (iii)   effect  a
reclassification  of its Common Stock (other than a subdivision  or  combination thereof)  or any capital  reorganization,  consolidation,  merger  (other than a merger where no  distribution of securities or other property is made to holders of Common Stock),  sale,  transfer or other disposition of its property,  assets and business  substantially as an entirety,  or the liquidation,  dissolution or winding up of the  Company;  or (iv) take any other action which would result in an adjustment of the number of shares of Common Stock  purchasable upon exercise of a Warrant.

          The  Company's  Common Stock is traded in the "pink  sheets" under the symbol  "DGTC.PK",  and the Warrants are traded in the "pink  sheets"  under the symbol  "DGTCW.PK".  The  "pink  sheets"  is an  over-the-counter  market  which provides  significantly  less liquidity than established  stock exchanges or the
NASDAQ National Market,  and quotes for stocks included in the "pink sheets" are not listed in the financial  sections of newspapers as are those for established stock  exchanges and the NASDAQ National  Market.  The following table shows the high and low  closing  bid  prices  per  share  of the  Warrants  for each  full quarterly  period  within the two most recent  fiscal years and each  subsequent interim period, as reported by the over-the-counter market. The over-the-counter

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market  quotations  listed below reflect  inter-dealer  prices,  without  retail mark-up, mark down or commission and may not represent actual transactions.

                  Fiscal Period                     High               Low

     Fiscal 2004
                     First Quarter                 $0.45              $0.45
                     Second Quarter                $0.50              $0.45
     Fiscal 2003
                     First Quarter                 $1.75              $0.49
                     Second Quarter                $1.55              $0.20
                     Third Quarter                 $0.60              $0.40
                     Fourth Quarter                $0.46              $0.46

     Fiscal 2002
                     First Quarter                  N/A                N/A
                     Second Quarter                 N/A                N/A
                     Third Quarter                  N/A                N/A
                     Fourth Quarter                $1.76*            $1.01*

     ------------------------

     *  First trade was June 12, 2002.

                                      -4-

ITEM 2.     EXHIBITS.

            1.  Warrant  Agreement,  dated as of  March 23,  2002,   between Del
            Global  Technologies  Corp.,  a New  York  corporation,  and  Mellon
            Investor  Services LLC, a New Jersey limited  liability company (the
            "Warrant Agent").*

            2. Warrant Certificate, substantially in the form used for 1,000,000
            Warrants  issued  in  connection  with the  settlement  of the class action  lawsuit on January 29, 2002,  filed as Exhibit  10.12 to the
            Company's  Annual  Report on Form  10-K for the  fiscal  year  ended
            August 3, 2002 and incorporated herein by reference.

            ----------------------

            *  Filed herewith.

                                      -5-

                                    SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities  Exchange
Act of 1934, the registrant  has duly caused this  registration  statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:  May 4, 2004                     DEL GLOBAL TECHNOLOGIES CORP.

                                        By: /s/ Thomas V. Gilboy
                                           -------------------------------------
                                           Name:   Thomas V. Gilboy
                                           Title:  Chief Financial Officer

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